Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “(***)” AND “(***%***)” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

ROYALTY AGREEMENT

This Royalty Agreement dated as of July 19, 2019 (as amended, supplemented or otherwise modified from time to time, this “Royalty Agreement”) is made by Michael F. Cola, Joseph J. Grano, Jr., Kathleen Jane Grano, Joseph C. Grano, The Grano Children’s Trust, Joseph C. Grano, trustee and LeoGroup Private Investment Access, LLC on behalf of Garry A. Neil (each individually, an “Investor” and collectively, the “Investors”) and Aevi Genomic Medicine, Inc. (“Aevi”). Investors and Aevi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

Whereas, pursuant to the Exclusive License Agreement between OSI Pharmaceuticals, LLC (“Astellas”) and Aevi dated the Effective Date (the “Astellas License”), Aevi has an exclusively licensed the OSI Product IP in the Field in the Territory; and

Whereas, in consideration of a one-time aggregate payment of $2,000,000.00 made by Investors to Aevi on the Effective Date, Investors are acquiring the right to receive certain payments as set forth herein.

Now, therefore, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, Investors and Aevi agree as follows:

Article I.
DEFINITIONS

Section 1.1 Certain Terms. The following terms (whether or not underscored) when used in this Royalty Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

(a)       “Accountant” has the meaning set forth in Section 2.2(h).

(b)       “Aevi” has the meaning set forth in the preamble hereto.

(c)       “Astellas License” has the meaning as set forth in the preamble hereto.

(d)       “Buyout Option” has the meaning set forth in Section 2.3.

(e)       “Buyout Payment” means (***%***) of the net present value of the royalty payments otherwise likely to be due under this Agreement from the Buyout Payment Date through the later of the end of data regulatory exclusivity and the date upon which the last of the patents relating to Licensed Product expires.  The determination of such royalty payments shall be made by a nationally recognized independent valuation firm mutually agreeable to Investor Representative and Aevi, and shall be based upon the net present value of such amounts utilizing a reasonable discount rate determined by such firm.

(f)       “Buyout Payment Date” means the date of public launch of the Licensed Product.

(g)       “Contract” means any contract, license, indenture, instrument or agreement.

(h)       “Effective Date” means the date of this Royalty Agreement.

(i)       “Investor” and “Investors” has the meaning set forth in the preamble hereto.

(j)       “Investor Representative” means Mr. Grano, or if replaced pursuant to Section 2.4, the individual who is then serving as the Investor Representative pursuant to Section 2.4.

(k)        “Law” means any law, statute, rule, regulation or ordinance of any Governmental Authority that may be in effect from time to time.

(l)       “Licensed Product” has the meaning set forth in the Astellas License.

(m)        “Net Sales” has the meaning set forth in the Astellas License.

(n)       “Party” and “Parties” have the meanings set forth in the preamble hereto.

(o)       “Payments” means the Royalty Payments and any other payments to be made by Aevi to Investors hereunder.

(p)       “Pro Rata Percentage” has the meaning set forth in Section 2.1.

(q)       “Royalty Agreement” has the meaning set forth in the preamble hereto.

(r)       “Royalty Event of Default” has the meaning set forth in Section 5.1.

(s)       “Royalty Payment” has the meaning set forth in Section 2.2(a).

(t)       “Royalty Report” has the meaning set forth in Section 2.2(b).

(u)       “Royalty Term” has the meaning set forth in the Astellas License.

(v)        “Term” has the meaning set forth in Section 6.1.

(w)       “Third Party” means any Person other than Aevi or any of its Affiliates.

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(x)       “Withholding Taxes” has the meaning set forth in Section 2.2(d).

Section 1.2          Astellas License Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, capitalized terms used but not defined in this Royalty Agreement, including its preamble and recitals, have the meanings provided in the Astellas License. In the event that the Astellas License terminates (in accordance with its terms or otherwise) prior to the expiration of the Term, capitalized terms used herein and defined in the Astellas License (as in effect immediately prior to such termination) shall continue to be used herein without regard to such earlier termination of the Astellas License (as if the Astellas License remained in full force and effect).

Article II.
PURCHASE PRICE AND ROYALTY PROVISIONS

Section 2.1          Purchase Price. As consideration for Aevi’s payments of Royalty Payments, Investors shall pay to Aevi a one-time purchase price of $2,000,000 (the “Purchase Price”) by wire transfer of immediately available funds to an account specified by Aevi. Each Investor shall pay a pro rata portion of the Purchase Price based upon a percentage allocation as set forth opposite such Investor’s name on Exhibit A attached hereto, and each such percentage of the aggregate Purchase Price shall be referred to herein as such Investor’s “Pro Rata Percentage.”

Section 2.2           Royalty Payments; Reporting; Audit.

(a)       General Payment Obligation. Commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, and continuing until the completion of the Royalty Term, Aevi shall pay to each Investor in accordance with Section 2.2(c), in respect of each Calendar Quarter during the Royalty Term (or portion of a Calendar Quarter, in the case of the first Calendar Quarter and the last Calendar Quarter of the Royalty Term), a royalty amount equal to such Investor’s Pro Rata Percentage of (***) percent (***%***) of the aggregate Net Sales for such Calendar Quarter (or portion of such Calendar Quarter, as the case may be) (each such payment, a “Royalty Payment”).

(b)       Report. Commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product is made anywhere in the Territory, within thirty (30) days following the end of each Calendar Quarter, Aevi will deliver to the Investor Representative a report setting forth, for such Calendar Quarter, the following information: (a) the amount of gross sales and Net Sales of each Licensed Product sold by Aevi and its Affiliates and Sublicensees in each country and a schedule describing, in reasonable detail, the gross-to-net deductions used to determine such Net Sales of each such Licensed Products for such Calendar Quarter; (b) a calculation of the Royalty Payment due on such Net Sales of each Licensed Product in each country; (c) the exchange rate used for converting any Net Sales recorded in a currency other than Dollars; (d) any withholding taxes required to be made from such Royalty Payments; and (e) the quantity and description of each Licensed Product sold by Aevi or its Affiliate or Sublicensees in each country during such Calendar Quarter comprising such Net Sales (each, a “Royalty Report”).

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(c)       General Provisions as to Payments. Aevi shall pay all amounts payable to Investors under this Royalty Agreement to the Investor Representative by wire transfer of immediately funds to an account designated in writing the by Investor Representative no later than three (3) business days prior to a due date, and the Investor Representative shall distribute promptly the applicable amounts to the applicable Investor as shall be directed by such Investor by written notice to the Investor Representative from time to time. All amounts payable under this Royalty Agreement (including the Royalty Payments) shall be made in U.S. Dollars.

(d)       Taxes and Withholding. If Aevi is required to deduct or withhold from any payment due hereunder any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by Applicable Law or any Governmental Authority (“Withholding Taxes”), then Aevi shall pay such Withholding Taxes to the applicable Governmental Authority and make the payment to the Investor of the net amount due after deduction or withholding of such taxes. Such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to the Investor hereunder. Aevi shall submit reasonable proof of payment of the Withholding Taxes within a reasonable period of time after such Withholding Taxes are remitted to the Governmental Authority. The Parties shall reasonably cooperate to eliminate or minimize any such Withholding Taxes. Each Investor and Aevi will reasonably cooperate to provide sufficient documentation to enable such Investor to receive any credits available under Law.

(e)       Currency Conversion. Conversion of recorded in local currencies will be converted to United States Dollars at the average of the applicable exchange rate The Wall Street Journal or any successor thereto (or if the Wall Street Journal or its successor no longer publishes such rate, as reported in another source mutually agreed by the Parties) over the applicable Calendar Quarter.

(f)       Records. Aevi will maintain, and will cause its Affiliates and Sublicensees to maintain, complete and accurate records in sufficient detail to permit the Investor Representative to confirm the accuracy of the amount of Royalty Payments and other amounts payable under this Agreement. Aevi will maintain, and will cause its Affiliates and its Sublicensees to maintain, such records for three (3) years after the end of the Calendar Year in which they were generated or otherwise relevant.

(g)       Audit. If requested by the Investor Representative, Aevi will permit an independent certified public accounting firm of nationally recognized standing (such firm to be mutually agreed upon by Aevi and the Investor Representative in good faith) (the “Accountant”), to examine, at the Investor Representative’s sole expense and upon reasonable prior notice, the relevant books and records of Aevi, its Affiliates and its Sublicensees as may be reasonably necessary to verify the amounts reported by Aevi in accordance with Section 2.2(b) and all other amounts payable under this Agreement. An examination by the Investor Representative under this Section 2.2(h) will be subject to standard confidentiality obligations, will occur not more than once in any Calendar Year, not more than once as to any Calendar Year or Calendar Quarter, and will be limited to the pertinent books and records for any Calendar Year ending not more than three (3) years before the date of the request,. The Accountant will be provided access to such books and records at Aevi’s, its Affiliates’ or its Sublicensees’ facility(ies) where such books and records are normally kept and such examination will be conducted during Aevi’s normal business hours. Upon completion of the audit, the Accountant will provide both Aevi and the Investor Representative a written report disclosing any discrepancies in (i) the reports submitted by Aevi or (ii) any amounts paid by Aevi under this Agreement, and, in each case, the specific details concerning any discrepancies. If the Accountant concludes that additional amounts were due under this Agreement, then Aevi will pay to the Investor Representative such additional amounts within thirty (30) days of the date Aevi receives the Accountant’s written report. Further, if the amount of such underpayments exceeds more than five percent (5%) of the amounts that were properly payable to the Investor Representative for all audited periods, then Aevi will reimburse the Investor Representative for the Investor Representative’s out-of-pocket costs in connection with the audit. If such accounting firm concludes that Aevi made payments to the Investor Representative under this Agreement in excess of the amounts due under this Agreement, then the Aevi may credit the overpayment against subsequent Royalty Payments until exhausted.

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Section 2.3          Buyout. At any time after three years after the Buyout Payment Date, Aevi may exercise an option in its sole discretion (“Buyout Option”) that terminates Aevi’s further obligations under this Royalty Agreement. Such Buyout Option may be exercised upon payment of the Buyout Payment by Aevi to Investor Representative and such Buyout Payment shall be distributed by Investor Representative to each Investor on a pro rata basis based upon each Investor’s Pro Rata Percentage.

Section 2.4           The Investor Representative.

(a)       Each Investor hereby appoints, authorizes and empowers the Investor Representative to be the exclusive proxy, representative, agent and attorney-in-fact of such Investor, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such Investor at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement, and in connection with the activities to be performed by or on behalf of such Investor under this Agreement. By executing this Agreement or by agreeing to be a successor Investor Representative (as applicable), the Investor Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Investor Representative shall have the power to take any of the following actions on behalf of the Investor: (i) to receive and distribute Royalty Reports and Royalty Payments and all other reports and payments pursuant to this Agreement; (ii) to give and receive notices, communications and consents hereunder; to waive any provision of this Agreement; and (iii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement, in general, to do any and all things and to take any and all action that the Investor Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 2.2, Section 2.3 and this Section 2.4.

(b)       Authority. The appointment of the Investor Representative by each Investor is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Investor). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Investor. All decisions of the Investor Representative shall be final and binding on all of the Investors, and no Investor shall have the right to object, dissent, protest or otherwise contest the same. Aevi shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Investor Representative and any document executed by the Investor Representative on behalf of any Investor and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Investors agree that the Investor Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Investors arising out of any act done or omitted by the Investor Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

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(c)       Resignation; Replacement. The Investor Representative may resign by providing thirty (30) days prior written notice to each of the Investors and Aevi. Upon the resignation of the Investor Representative, the Investors representing more than fifty percent of the total Pro Rata Percentage shall (within 10 business days of such resignation) notify Aevi in writing of the successor Investor Representative including the contact information for such Investor Representative. The Investors representing more than fifty percent of the total Pro Rata Percentage may replace the current Investor Representative by giving Aevi written notice of the replacement Investor Representative including the contact information for such Investor Representative.

Article III.
REPRESENTATIONS AND WARRANTIES OF AEVI

Aevi hereby represents and warrants to Investors as of the Effective Date as follows:

Section 3.1           Organization. Aevi is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2           Authority and Enforceability. Aevi has the power and authority and the legal right to enter into this Royalty Agreement and perform its obligations hereunder and has taken all necessary action on its part required to authorize the execution and delivery of this Royalty Agreement and the performance of its obligations hereunder. This Royalty Agreement has been duly executed and delivered on behalf of Aevi, constitutes a legal, valid and binding obligation of Aevi and is enforceable against Aevi in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 3.3           Financial Condition. No insolvency proceeding of any character, including, without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commence by or against Aevi or any of its assets or properties, nor has any such proceeding been threatened.

Section 3.4           No Conflict. The execution, delivery and performance of this Royalty Agreement by Aevi and Aevi’s compliance with the terms and conditions hereof, is not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of Aevi or any contract, agreement or instrument binding on or affecting Aevi, including any of the Astellas License.

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Article IV.
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each of the Investors hereby severally represents and warrants to Aevi and each other Investor:

Section 4.1           Authority and Enforceability. The Investor has the power and authority and the legal right to enter into this Royalty Agreement and perform the Investor’s obligations hereunder. This Royalty Agreement has been duly executed and delivered by the Investor, constitutes a legal, valid and binding obligation of the Investor and is enforceable against the Investor in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

Section 4.2           No Conflict. The execution, delivery and performance of this Royalty Agreement by the Investor and the Investor’s compliance with the terms and conditions hereof, is not prohibited or limited by, and do not and will not conflict with or result in the breach of or a default under, any Contract binding on the Investor.

Section 4.3           Risks of Royalty Payments. The Investor acknowledges that: (a) the Investor is a director, executive officer or both or Aevi; (b) the Investor has full knowledge of all the risks associated with development and commercialization of the Licensed Product for use in humans; (c) the Risk Factors set forth in Aevi’s securities filings with the United States Securities Commission for Aevi’s other products are applicable to the Licensed Product; and (d) Aevi’s obligations under this Agreement are not secured by any assets of Aevi or any of its Affiliates.

Article V.
COVENANTS

Aevi covenants and agrees with Investors that throughout the Term, Aevi will cause to be performed the obligations set forth below.

Section 5.1           No Impairments. Aevi shall not enter into any Contract or arrangement, or take any other action (including amendments, modifications, supplements, waivers, assignments or terminations of Contracts (or provisions thereof)), that is primarily designed to, directly or indirectly, adversely affect the value of the Royalty Payments in any material respect.

Section 5.2           Successors. If Aevi or any of its Affiliates sells, assigns, transfers, contributes or otherwise distributes or disposes to any Person (each, a “Transferee”) (i) the Astellas License Agreement or any rights therein or (ii) any right to market and/or sell any Licensed Product, Aevi shall cause such Transferee to assume, in a written agreement acceptable to the Investor Representative entered into with the Investors no later than consummation of such sale, assignment, transfer, contribution, distribution or disposition, all of the obligations of the Aevi under this Agreement with respect to the Royalty Payments and be subject to the rights of the Investors and the Investor Representative under Section 2.2. For the avoidance of doubt, if Aevi or any of its Affiliates fails to abide by this Section 5.3, then the Transferee shall be treated for all purposes of this Agreement as an Affiliate of Aevi.

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Article VI.
EVENTS OF DEFAULT

Section 6.1           Events of Default. If Aevi defaults in the payment (i) of any Royalty Payment when due hereunder or (ii) any other payment when due hereunder, and any such default referenced in subclause (i) or (ii) shall continue for a period of five days after such amount was due, such event shall constitute a “Royalty Event of Default” under this Royalty Agreement. Upon the occurrence of a Royalty Event of Default, the Investors’ sole recourse shall be to bring an action against Aevi for failure to pay such amounts, and Investor shall not be entitled to acceleration of any future Royalty Payments potentially due hereunder or any claims for punitive, consequential or other similar damages.

Article VII.
TERM and TERMINATION

Section 7.1           Term. The term of this Royalty Agreement (the “Term”) shall commence on the Effective Date and shall expire upon the earlier of (i) the completion of the Royalty Term and (ii) the exercise of the Buyout Option.

Section 7.2           Survival. The expiration of this Royalty Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration or termination, and the provisions of Section 2.2, Section 2.4, Section 7.3 and Article I and Article VIII shall survive the termination or expiration of this Royalty Agreement in accordance with their respective terms.

Article VIII.
MISCELLANEOUS PROVISIONS

Section 8.1           Binding on Successors, Transferees and Assigns; Assignment. This Royalty Agreement shall remain in full force and effect until the Term has concluded and shall be binding upon the Parties hereto and their respective successors, transferees and assigns; provided that Aevi may not assign or transfer any of its rights or obligations hereunder except to a Transferee in accordance with Section 5.2.

Section 8.2           Amendments, etc. No amendment to or waiver of any provision of this Royalty Agreement, nor consent to any departure by a Party from its obligations under this Royalty Agreement, shall in any event be effective unless the same shall be in writing and signed by Aevi and the Investor Representative, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any Investor may waive such Investor’s rights under this Agreement in such Investor’s sole discretion.

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Section 8.3           Notices. All notices and other communications provided for hereunder shall be given or made in writing and be delivered by mail or electronic mail as follows:

If to the Investors, to

Aevi Genomic Medicine, Inc.

435 Devon Park Drive, Suite 715

Wayne, PA 19087

Attn: Joseph J. Grano, Jr.

If to Aevi, to

Aevi Genomic Medicine, Inc.

435 Devon Park Drive, Suite 715

Wayne, PA 19087

Attn: Audit Committee Chair

Section 8.4           No Waiver; Remedies. No failure on the part of a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section 8.5           Section Captions. Section captions used in this Royalty Agreement are for convenience of reference only and shall not affect the construction of this Royalty Agreement.

Section 8.6           Severability. Any provision of this Royalty Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Royalty Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 8.7           Indemnification. Aevi agrees to indemnify and hold harmless each Investor from and against any and all claims, losses, damages, liabilities and expenses (the “Claims”), to the extent permitted by law, reasonably incurred by any Investor resulting from a third party claim against an Investor in connection with this Royalty Agreement. Promptly after acquiring knowledge of a Claim for which an Investor is entitled to indemnification, such Investor shall give written notice thereof to Aevi; provided, however, that failure to provide a notice of a Claim will not relieve Aevi of any liability it may have to such Investor unless Aevi is materially prejudiced as a result of such failure and in such event Aevi will be relieved of liability only to the extent of such material prejudice. To the extent the Claim consists of a claim, suit or action of a third party, Aevi shall be entitled to participate in the defense of such action and, to the extent that it so elects by written notice to such Investor to participate in the defense of such action and, to assume control of such defense with counsel reasonably satisfactory to such Investor; provided, however, that (i) such Investor shall at its own expense be entitled to participate in such third party action and to employ separate legal counsel with respect thereto, (ii) Aevi shall not consent to the entry of judgement or enter into any settlement (x) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Investor a release from all liability in respect of such third party action and (y) that provide for any remedy other than payment of monetary damages. After written notice by Aevi to such Investor of its election to assume control and defense of any third party action, Aevi shall not be liable to such Investor for any legal expenses subsequently incurred by such Investor in connection with the defense thereof, so long as Aevi assumes and diligently conducts such defense in a timely manner.

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Section 8.8           Governing Law, Entire Agreement, etc. THIS ROYALTY AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS ROYALTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA NOTWITHSTANDING ITS CONFLICT OF LAWS PROVISIONS. This Royalty Agreement constitutes the entire understanding among the Parties hereto with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect hereto.

Section 8.9           Counterparts. This Royalty Agreement may be executed by the Parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Royalty Agreement shall become effective when counterparts hereof executed on behalf of Aevi and Investors shall have been received by Investors. Delivery of an executed counterpart of a signature page to this Royalty Agreement by email (e.g. “pdf” or “tiff”) or telecopy shall be effective as delivery of a manually executed counterpart of this Royalty Agreement.

Section 8.10           Waiver of Jury Trial. AEVI AND INVESTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS ROYALTY AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF AEVI OR INVESTORS IN CONNECTION HEREWITH. AEVI ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR INVESTORS TO ENTER INTO THIS ROYALTY AGREEMENT.

Section 8.11           Relationship of the Parties. The status of a Party under this Royalty Agreement shall be that of an independent contractor. Nothing contained in this Royalty Agreement shall be construed as creating a partnership, joint venture or agency relationship between Aevi or any of its Affiliates, on the one hand, and Investors or any of its Affiliates, on the other hand. Except to the limited extent expressly provided in this Royalty Agreement, no Party hereto shall have the authority to bind, obligate or represent any other Party hereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Royalty Agreement on the day and year first above written.

Aevi GENOMIC MEDICINE, Inc.

By:	/s/ Michael McInaw

Name: Michael McInaw

Title: Chief Financial Officer

MICHAEL F. COLA

By:	/s/ Michael F. Cola

JOSEPH J. GRANO, JR.

For Himself and as the Investor Representative

By:	/s/ Joseph J. Grano, Jr.

Kathleen Jane Grano

By:	/s/ Kathleen J. Grano

Joseph C. Grano

By:	/s/ Joseph C. Grano

Signature Page to Royalty Agreement

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The Grano Children’s Trust, Joseph C. Grano, trustee

By:	/s/ Joseph C. Grano

LEOGROUP PRIVATE INVESTMENT ACCESS, LLC on behalf of Garry A. Neil

By:	/s/ Matthew J. Allain
Matthew J. Allain, Manager

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EXHIBIT A

PRO RATA PERCENTAGES OF PURCHASE PRICE

Michael F. Cola	(***%***)

Joseph J. Grano, Jr.	(***%***)

Kathleen Jane Grano	(***%***)

Joseph C. Grano	(***%***)

The Grano Children’s Trust,
Joseph C. Grano, trustee	(***%***)

LeoGroup Private Investment
Access, LLC
on behalf of
Garry A. Neil	(***%***)

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